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                                                                  EXHIBIT 23.01

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
quepasa.com, inc.:

We consent to the incorporation by reference in the registration statements of quepasa.com, inc. on Form S-8 (File No. 333-93637) and Form S-8 (File
No. 333-88271) of our report dated May 8, 2001, except as to the second paragraph of Note 10(a) and Note 16 to the consolidated financial statements, which are as of August 6, 2001, relating to the balance sheets of quepasa.com, inc. as of December 31, 2000 and 1999 and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-K of quepasa.com, inc.

                                            /s/ KPMG LLP
                                            -------------

Phoenix, Arizona
September 18, 2001